Exhibit 99.3
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 15, 2020 (the “Merger Date”), FB Financial Corporation ("FB Financial" or “the Company”) completed its previously announced merger (the “Merger”) with Franklin Financial Network, Inc. ("Franklin"), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 21, 2020, by and among the Company, Paisley Acquisition Corporation, and Franklin.
The following unaudited pro forma condensed combined consolidated financial information gives effect to the Merger and includes adjustments for the following:
•application of the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 805, “Business Combinations” (“ASC 805”) to reflect the issuance of 15,058,181 shares of FB Financial common stock and approximately $31.3 million in cash to the shareholders of Franklin to reflect Merger consideration in exchange for 100% of all outstanding shares of Franklin common stock and 100% of all outstanding Franklin equity awards
The unaudited pro forma combined condensed consolidated statements of income for the six months ended June 30, 2020 and the fiscal year ended December 31, 2019 combine the consolidated statements of income of FB Financial with the consolidated statements of income of Franklin for the respective periods giving effect to the Merger as if it had been completed as of January 1, 2019. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2020 combines the consolidated balance sheet of FB Financial as of that date with the consolidated balance sheet of Franklin as of that date and gives effect to the Merger as if it had been completed as of that date.

The historical consolidated financial information contained in the unaudited pro forma combined condensed consolidated financial information have been adjusted to give effect to events that are (1) factually supportable, (2) directly attributed to the Merger, and (3) with respect to the unaudited pro forma combined condensed consolidated statements of income, expected to have a continuing impact on the combined results of FB Financial and Franklin. Assumptions underlying the pro forma adjustments estimated by FB Financial are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed consolidated financial information. Such adjustments do not include the impacts of any revenue, cost or other operating synergies that may result from the Merger.

The unaudited pro forma combined condensed consolidated statements of income appearing below do not give pro forma effect to the following transactions for any period prior to the date that such transactions were consummated:
•FB Financial’s acquisition of FNB Financial Corp, which was consummated on February 14, 2020.
•FB Financial’s acquisition of fourteen branches of Atlantic Capital Bank, N.A., which was consummated on April 5, 2019.
The unaudited pro forma combined condensed consolidated financial statements have been prepared in accordance with historical regulatory and generally accepted accounting principles in the United States of America during the periods presented. As such, the unaudited pro forma combined condensed consolidated financial statements do not contemplate any impact as a result of changes to accounting standards or legislation that occurred after the historical periods presented.

Most notably, the unaudited pro forma combined condensed consolidated financial information does not reflect the adoption or ongoing potential impact of the following:
•Franklin’s adoption of Accounting Standard Update (“ASU”) 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (commonly referred to as Cumulative Expected Credit Losses, or “CECL”). Franklin elected to defer implementation of CECL under Section 4014 of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), and continued utilizing the existing incurred loss impairment methodology. As such, the unaudited pro forma combined condensed consolidated financial information does not reflect the impact of CECL for Franklin for the periods presented. CECL was adopted by FB Financial on January 1, 2020, as required under the ASU, therefore the unaudited pro forma combined condensed consolidated financial information for the fiscal year ended December 31, 2019, does not reflect the impact of CECL.

•Legislation going into effect after the historical periods presented, including, but not limited to, the Durbin Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as the Company was exempt as a result of asset size falling below $10 billion.
•The impact on the companies, customers of the companies, and the economy generally from the various public health and safety and other measures implemented in connection with the COVID-19 pandemic, except as reflected in the Company’s historical results for the six months ended June 30, 2020.
The unaudited pro forma combined condensed consolidated financial information appearing below also does not reflect any potential effects that changes in market conditions may have on the financial condition and/or the results of operations of FB Financial and Franklin.

The Merger will be accounted for under the acquisition method of accounting in accordance with ASC 805. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values at the closing of the Merger. The allocation of the purchase price reflected in the following unaudited pro forma combined condensed consolidated financial information is preliminary, and subject to adjustment upon receipt of, among other things, appraisals and third-party valuations of some of the assets and liabilities of Franklin, and may vary from the actual purchase price allocation that will be recorded upon finalization of purchase accounting following the receipt of these items.

The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with (1) FB Financial’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FB Financial’s historical financial statements and the notes thereto included in FB Financial’s annual report on Form 10-K for the fiscal year ended December 31, 2019, (2) FB Financial’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FB Financial’s historical financial statements and the notes thereto included in FB Financial’s quarterly report on Form 10-Q for the six months ended June 30, 2020, (3) Franklin’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Franklin’s historical financial statements and the notes thereto included in Franklin’s annual report on Form 10-K for the fiscal year ended December 31, 2019 provided as Exhibit 99.1 hereto, and (4) Franklin’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Franklin’s historical financial statements and the notes thereto included in Franklin’s quarterly report on Form 10-Q for the six months ended June 30, 2020 provided as Exhibit 99.2 hereto.

The unaudited pro forma combined condensed consolidated financial information appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties. The unaudited pro forma combined condensed consolidated financial information does not purport to be indicative of the actual financial condition or results of operations of FB Financial had the Merger in fact occurred on the dates indicated, nor does it purport to be indicative of the financial condition or results of operations of FB Financial in the future.

FB Financial Corporation and subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands)
	As of June 30, 2020

	FB Financial Corporation	Franklin Financial Network, Inc.	Purchase Accounting and Other Adjustments		Pro Forma Company
	(as reported)	(as reported)			Consolidated
ASSETS
Cash and cash equivalents	$717,592	$240,281	$(31,330)	a.	$926,543
Investments, at fair value	769,388	527,987	—		1,297,375
Loans held for sale, at fair value	435,479	61,142	333,503	b.	830,124
Loans	4,827,023	2,794,768	(366,561)	c.	7,255,230
Less: allowance for credit and loan losses	(113,129)	(38,100)	38,100	d.	(113,129)
Net loans	4,713,894	2,756,668	(328,461)		7,142,101
Premises and equipment, net	100,638	47,305	(7,435)	e.	140,508
Other real estate owned	15,091	—	—		15,091
Operating lease right-of-use assets	30,447	19,175	—		49,622
Mortgage servicing rights, net	60,508	4,012	—		64,520
Goodwill	175,441	18,176	62,193	f.	255,810
Core deposit and other intangibles, net	17,671	271	7,399	g.	25,341
Other assets	219,387	100,724	—		320,111
Total assets	$7,255,536	$3,775,741	$35,869		$11,067,146

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing deposits	$1,775,323	$483,445	$—		$2,258,768
Interest bearing deposits	4,177,478	2,659,814	5,399	h.	6,842,691
Total deposits	5,952,801	3,143,259	5,399		9,101,459
Borrowings	328,662	158,961	805	i.	488,428
Operating lease liabilities	33,803	20,130	—		53,933
Accrued expenses and other liabilities	135,054	31,328	7,910	j.	174,292
Total liabilities	6,450,320	3,353,678	14,114		9,818,112

Common stock and additional paid-in capital	495,031	279,232	167,175	k.	941,438
Retained earnings	286,296	140,339	(143,021)	k.	283,614
Accumulated other comprehensive income	23,889	2,399	(2,399)	k.	23,889
Total shareholders' equity	805,216	421,970	21,755		1,248,941
Noncontrolling interest in consolidated subsidiary	—	93	—		93
Total equity	805,216	422,063	21,755		1,249,034
Total liabilities and shareholders' equity	$7,255,536	$3,775,741	$35,869		$11,067,146

FB Financial Corporation and subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
(in thousands, except share data)
	Six Months Ended June 30, 2020

	FB Financial Corporation	Franklin Financial Network, Inc.	Pro Forma Adjustments		Pro Forma Company
	(as reported)	(as reported)			(Combined)
Interest income:
Interest and fees on loans	$124,846	$73,661	$(524)	c.	$197,983
Interest on securities	8,698	7,108	—		15,806
Other	1,737	652	—		2,389
Total interest income	135,281	81,421	(524)		216,178

Interest expense:
Deposits	21,477	21,175	—		42,652
Borrowings	2,218	3,254	(66)	i.	5,406
Total interest expense	23,695	24,429	(66)		48,058
Net interest income	111,586	56,992	(458)		168,120
Provisions for credit and loan losses	55,486	16,217	—	d.	71,703
Net interest income after provisions for credit and loan losses	56,100	40,775	(458)		96,417

Noninterest income:
Mortgage banking income	104,913	11,373	—		116,286
Service charges on deposit accounts	4,421	2,460	—		6,881
Other income	14,857	2,615	—		17,472
Total noninterest income	124,191	16,448	—		140,639

Noninterest expenses:
Salaries, commissions and employee benefits	98,880	27,342	—		126,222
Occupancy and equipment expense	8,274	5,918	—		14,192
Legal and professional fees	3,510	5,413	—		8,923
Amortization of core deposit intangibles	2,408	177	207	g.	2,792
Other expense	36,066	7,547	—		43,613
Total noninterest expense	149,138	46,397	207		195,742

Income before income taxes	31,153	10,826	(665)		41,314
Income tax expense	7,535	1,792	(173)	m.	9,154
Net income before noncontrolling interest	23,618	9,034	(492)		32,160
Earnings attributable to noncontrolling interest	—	(8)	—		(8)
Net income	$23,618	$9,026	$(492)		$32,152
Per share information:
Basic	31,676,004	14,811,877	15,058,181	n.	46,734,185
Fully diluted	32,109,194	15,274,242	15,058,181	n.	47,167,375
Earnings per share:
Basic	$0.75	$0.61			$0.69
Fully diluted	0.74	0.59			0.68

FB Financial Corporation and subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
(in thousands, except share data)
	Year Ended December 31, 2019

	FB Financial Corporation	Franklin Financial Network, Inc.	Pro Forma Adjustments		Pro Forma Company
	(as reported)	(as reported)			(Combined)
Interest income:
Interest and fees on loans	$260,458	$157,225	$(1,309)	c.	$416,374
Interest on securities	18,028	24,234	—		42,262
Other	4,051	3,233	—		7,284
Total interest income	282,537	184,692	(1,309)		465,920

Interest expense:
Deposits	51,568	61,298	(5,399)	h.	107,467
Borrowings	4,933	12,234	(133)	i.	17,034
Total interest expense	56,501	73,532	(5,532)		124,501
Net interest income	226,036	111,160	4,223		341,419
Provision for loan losses	7,053	32,047	—	d.	39,100
Net interest income after provision for loan losses	218,983	79,113	4,223		302,319

Noninterest income:
Mortgage banking income	100,916	9,154	—		110,070
Service charges on deposit accounts	9,479	317	—		9,796
Other income	25,002	8,304	—		33,306
Total noninterest income	135,397	17,775	—		153,172

Noninterest expenses:
Salaries, commissions and employee benefits	152,084	50,813	—		202,897
Occupancy and equipment expense	15,641	13,069	—		28,710
Legal and professional fees	7,486	4,356	—		11,842
Amortization of core deposit intangibles	4,339	504	263	g.	5,106
Other expense	65,291	13,137	—		78,428
Total noninterest expense	244,841	81,879	263		326,983

Income before income taxes	109,539	15,009	3,960		128,508
Income tax expense	25,725	187	1,032	m.	26,944
Net income before noncontrolling interest	83,814	14,822	2,928		101,564
Earnings attributable to noncontrolling interest	—	(16)	—		(16)
Net income	$83,814	$14,806	$2,928		$101,548
Per share information:
Basic	30,870,474	14,514,652	15,058,181	n.	45,928,655
Fully diluted	31,402,897	14,962,307	15,058,181	n.	46,461,078
Earnings per share:
Basic	$2.70	$1.01			$2.21
Fully diluted	2.65	0.98			2.19

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA

Note (1)—Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2020, and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, are based on the historical financial statements of FB Financial and Franklin after giving effect to the completion of the Merger and the assumptions and adjustments described in the accompanying notes. The statements of income give effect to the transaction at January 1, 2019. Such financial statements do not include estimated cost savings, revenue synergies expected to result from the Merger, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations. Additionally, the unaudited pro forma condensed combined financial statements are prepared in accordance with historical generally accepted accounting principles in the United States of America during the periods presented. As such, the unaudited pro forma condensed combined financial statements do not contemplate any impact as a result of changes to accounting standards that occurred after the historical periods presented.

The transaction will be accounted for under the acquisition method of accounting in accordance with ASC 805. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Subsequent to the completion of the Merger, FB Financial will complete the finalization and execution of its integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or disposed of, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by FB Financial. Certain balances from the consolidated financial statements of Franklin were reclassified to conform presentation to that of FB Financial.

The unaudited pro forma information is presented solely for information purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period, nor is it necessarily indicative of the future results of the combined company.

Note (2)—Preliminary Estimated Allocation of Purchase Price

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Franklin based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Goodwill totaling $80.4 million is included in the pro forma adjustments and is not subject to amortization.

The following table shows a preliminary allocation of purchase price to net assets acquired and the pro forma goodwill generated from the transaction.

Pro Forma Allocations of Purchase Price
(in thousands, except share and per share data)
Purchase Price:
Equity consideration
Franklin shares outstanding(1)	15,588,337
Franklin options converted to net shares	62,906
	15,651,243
Exchange ratio to FB Financial shares	0.965
FB Financial shares to be issued as merger consideration(2)	15,102,492
Issuance price as of August 15, 2020	$29.52
Value of FB Financial stock to be issued as merger consideration	$445,826
Less: tax withholding on vested restricted stock awards, units and options(3)	(1,308)
Value of FB Financial stock issued	$444,518
FB Financial shares issued	15,058,181

Franklin restricted stock units that do not vest on change in control	114,915
Replacement awards issued to Franklin employees	118,776
Fair value of replacement awards	$3,506
Fair value of replacement awards attributable to pre-combination service	$674

Cash consideration
Total Franklin shares and net shares outstanding	15,651,243
Cash consideration per share	$2.00
Total cash to be paid to Franklin(4)	$31,330

Total purchase price		$477,830

Net Assets Acquired (at fair value):
Cash and cash equivalents	$240,281
Investments	527,987
Loans held for sale, at fair value	394,645
Loans, net of fair value adjustments	2,428,207
Premises and equipment	39,870
Operating lease right-of-use assets	19,175
Mortgage servicing rights	4,012
Core deposit intangible	7,670
Other assets	100,724
Total assets	3,762,571
Deposits:
Noninterest-bearing	483,445
Interest-bearing	2,665,213
Total deposits	3,148,658
Borrowings	159,766
Operating lease liabilities	20,130
Accrued expenses and other liabilities	36,556
Total liabilities assumed	3,365,110
Net assets acquired		397,461
Goodwill		$80,369
(1)Franklin shares outstanding includes restricted stock awards and restricted stock units that vest upon change in control.
(2)Only factors in whole share issuance. Cash was paid in lieu of fractional shares.
(3)Represents the equivalent value of approximately 44,311 shares of FB Financial Corporation stock on August 15, 2020.
(4)Includes $28 thousand of cash paid in lieu of fractional shares.

Note (3)—Unaudited Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information for the acquisition of Franklin. All adjustments are based on current valuations and assumptions which are subject to change.

a.Cash was adjusted to reflect cash consideration of $31.3 million paid in exchange for Franklin’s outstanding common stock, as well as restricted stock awards, restricted stock units, and stock options that vested upon change in control.
b.Loans held for sale, at fair value, was adjusted to include approximately $357.6 million of an institutional loan portfolio, previously categorized by Franklin as loans at June 30, 2020. Additionally, this portfolio was discounted by $24.1 million to record at fair value. This institutional loan portfolio, consisting of commercial loans, will be disposed of by FB Financial as soon as practical after acquisition. The unaudited pro forma condensed combined statements of income do not give pro forma effect of FB Financial’s plans to dispose of this institutional loan portfolio after acquisition, which management anticipates will result in a decrease in loan interest income historically recognized by Franklin.
c.Loans was adjusted based upon FB Financial’s initial evaluation of the acquired portfolio. The adjustment reflects both a non-accretable credit discount of $17.5 million, a fair value accretable discount of $19.7 million and accretable yield premium, recognized as an adjustment to reflect the difference between actual interest rates and current market rates on similar loans amounting to $23.6 million. This results in a net discount on loans of $13.5 million, including a total net accretable premium of $3.9 million to be recognized over the remaining life of the loan portfolio. The adjustment to loans also reflects the reversal of deferred loan fees of $3.5 million and purchase accounting discount recorded by Franklin on previously acquired loans of $0.7 million. The impact of this adjustment decreased loan interest income by $0.5 million for the six months ended June 30, 2020, and by $1.3 million for the fiscal year ended December 31, 2019.
d.The allowance for credit and loan losses was adjusted to reflect the reversal of the Franklin recorded allowance for loan losses of approximately $38.1 million at June 30, 2020. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over. This does not reflect the initial estimated allowance for credit losses on the acquired portfolio, including on the purchased credit deteriorated (“PCD”) loans totaling approximately $24.8 million or the non-PCD loans totaling $52.8 million. While FB Financial adopted ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020, no adjustment to the historic amounts of Franklin’s or FB Financial’s provision for loan losses has been recorded in the unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2019. FB Financial recorded a provision for credit losses in the amount of $55.5 million for the six months ended June 30, 2020, and a provision for loan losses in the amount of $7.1 million for the fiscal year ended December 31, 2019. Franklin recorded provisions for loan losses in the amounts of $16.2 million for the six months ended June 30, 2020, and $32.0 million for the fiscal year ended December 31, 2019.
e.Premises and equipment was adjusted to reflect estimated market value of land. buildings, site improvements, furniture, fixtures, computers and other equipment. Estimated market value of land, buildings and site improvements are based on management’s review of preliminary independent appraisals. The unaudited pro forma condensed combined statements of income do not give pro forma effect of the impact to depreciation expense resulting from the reduction in depreciation expense as the impact is insignificant.
f.Goodwill has been adjusted to reverse Franklin’s existing goodwill of $18.2 million and recognize $80.4 million in goodwill generated as a result of the purchase price and fair value of assets purchased exceeding the fair value of liabilities assumed. The adjustment has no impact on the unaudited pro forma condensed combined statements of income.
g.Core deposit and other intangibles was adjusted to reverse Franklin’s existing core deposit intangible of $0.3 million and recognize an estimated core deposit intangible of $7.7 million. The core deposit intangible is recognized over an estimated useful life of ten years on a straight line basis. The amortization expense associated with the core deposit intangible increased noninterest expense by $0.2 million for the six months ended June 30, 2020, and by $0.3 million for the fiscal year ended December 31, 2019.
h.Interest-bearing deposits was adjusted to reflect the fair value adjustment premium of $5.4 million to fixed-rate time deposit liabilities based on current market interest rates for similar instruments. The adjustment will be recognized over an estimated remaining term of the deposit liability, which is expected to be approximately one year. As such, the adjustment resulted in a decrease in deposit interest expense of $5.4 million for the fiscal year ended December 31, 2019.
i.Borrowings was adjusted to reflect a fair value adjustment to Franklin’s subordinated debt of $0.8 million, to reflect current market interest rates available to FB Financial on similar instruments. This interest rate premium will be amortized over the remaining term of the subordinated debt of six years. The impact of these adjustments will decrease interest expense by $66 thousand for the six months ended June 30, 2020, and $133 thousand for the fiscal year ended December 31, 2019.
j.Accrued expenses and other liabilities were adjusted to accrue for an estimated $7.0 million in pre-tax transaction expenses to be incurred prior to closing by Franklin and an additional $3.4 million in pre-tax transaction expenses to be incurred prior to or at closing by FB Financial. Anticipated merger expenses to be incurred by FB Financial are not included in the unaudited pro forma condensed combined statements of income but will be expensed in the period prior to and after the Merger is completed. Anticipated merger related expenses consist of investment banking fees, legal fees, accounting fees, registration fees, contract termination fees, printing costs and additional fees and expenses. Merger costs incurred by FB Financial totaling $2.4 million, primarily related to investment banking fees, are reflected in the Company’s historical results for the six months ended June 30, 2020. No merger expenses were incurred for the fiscal year ended December 31, 2019. An additional estimated $35.0 million of pre-tax conversion, integration, and other charges anticipated to be incurred subsequent to the close of the transaction are not included in the unaudited pro forma condensed combined balance sheet or statements of income presented. Accrued expenses and other liabilities were also adjusted to decrease the accrued deferred tax impact of the transaction amounting to $2.5 million.
k.Common stock and additional paid-in capital were adjusted to reverse Franklin’s common stock outstanding and to recognize the $1.00 par value of 15.1 million shares of FB Financial Corporation shares to be issued to affect the transaction. The adjustment has no impact on the unaudited pro forma condensed combined statements of income.
l.Other stockholders’ equity accounts were adjusted to reverse Franklin’s historical stockholders’ equity balances and to reflect the net impact of all purchase accounting adjustments. The adjustment has no impact on the unaudited pro forma condensed combined statements of income.
m.Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using FB Financial’s combined federal and state statutory rate of 26.06%.
n.Weighted average basic and diluted shares outstanding were adjusted to record shares of FB Financial stock issued to affect the transaction.